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                                     EXHIBIT 8(h)

                                       FORM OF
                            EXPENSE LIMITATION AGREEMENT


     EXPENSE LIMITATION AGREEMENT, made as of the ___ day of ___________, 199_, by and between Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), on behalf of the Growth Fund (the "Fund"), Pacific Global Investment Management Company, a California corporation (the "Investment Manager"), and Pacific Global Investors Services, Inc., a California corporation (the "Transfer Agent").

                                 W I T N E S S E T H:

     WHEREAS, the Corporation, on behalf of the Fund, and the Investment Manager have entered into an Investment Management Agreement, dated ___________________, 199_ (the "Management Agreement"), pursuant to which the Investment Manager will render investment management and advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

     WHEREAS, the Corporation, on behalf of the Fund, and the Transfer Agent have entered into a Transfer Agency, Dividend Disbursing Agency, and Administrative Services Agreement, dated as of December 22, 1992 (the "Transfer Agency Agreement"), pursuant to which the Transfer Agent will provide among other things transfer agency services to the Fund and receive transfer agency fees ("Transfer Agency Fees") in accordance with the Transfer Agency Fee
Schedule in Schedule A to the Transfer Agency Agreement; and

     WHEREAS, the Corporation, the Investment Manager, and the Transfer Agent have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain Fund expenses at a level below the level to which the Fund would normally be subject during its start-up period.

     NOW THEREFORE, the parties hereto agree as follows:

1    EXPENSE LIMITATION

     1.1 APPLICABLE EXPENSE LIMIT. For each Class of the Fund, to the extent that the Class Operating Expenses in any fiscal year exceed the applicable Class Operating Expense Limit, such excess amount (the "Class Excess Amount") shall be the liability of the Investment Manager, except as to certain Transfer Agency Fees with respect to Class C, which shall be the liability of the Transfer Agent as provided in Section 1.3.1 below. As used herein, "Class Operating Expenses" of a Class shall mean that the aggregate expenses of every character incurred by the Fund in any fiscal year, including but not limited to the Fund's organizational expenses and investment advisory fees


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of the Investment Manager (but excluding interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of the Fund's business, and repayments pursuant to Section 2 hereof) attributable to such Class in accordance with the Corporation's Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act, as such Plan is in effect from time to time (the "Multi-Class Plan").

     1.2 CLASS OPERATING EXPENSE LIMIT. The Class Operating Expense Limit for the Fund's Class A Shares shall equal 2.50% of the average daily net assets of the Fund attributable to Class A Shares. The Class Operating Expense Limit for the Fund's Class C Shares shall equal 3.25% of the average daily net assets of the Fund attributable to Class C Shares.

     1.3  METHOD OF COMPUTATION.

          1.3.1 FEE WAIVER. Fee Waivers will be determined separately for each Class as follows. For each Class, as of the first day of each fiscal quarter, the annual Class Operating Expenses for the Fund's current fiscal year shall be estimated by adding (a) the Class Operating Expenses actually incurred as of the first day of such quarter to (b) an estimate of the Class Operating Expenses for the remainder of such fiscal year. If such estimate exceeds the applicable Class Operating Expense Limit, the Investment Manager shall waive or reduce its investment management fee for each month of such quarter with respect to such Class by an amount sufficient to reduce the estimated Class Operating Expenses for such quarter to an amount no higher than the applicable Class Operating Expense Limit. If a waiver of all of the investment management fees with respect to Class A for such quarter will not reduce the estimated Class A Operating Expenses below the Class A Operating Expense Limit, the Investment Manager will reimburse the Fund, for the benefit of Class A, for the difference in accordance with Section 1.3.2 herein. If a waiver of all of the investment management fees with respect to Class C for such quarter will not reduce the estimated Class C Operating Expenses below the Class C Operating Expense Limit, then (a) the Transfer Agent shall waive or reduce its Transfer Agency Fees for each month of such quarter with respect to Class C by an amount sufficient to reduce the estimated Class C Operating Expenses for such quarter to an amount no higher than the Class C Operating Expense Limit, and if the waiver of all of the Transfer Agency Fees with respect to Class C for such quarter will not reduce the estimated Class C Operating Expenses below the Class C Operating Expense Limit, the Investment Manager will reimburse the Fund, for the benefit of Class C, for the difference in accordance with Section 1.3.2 herein.

          1.3.2 EXPENSE REIMBURSEMENT. Expense reimbursement payments will be determined separately for each Class as follows. For each Class, as of the last day of each fiscal quarter, the Investment Manager shall determine the actual year-to-date Class Operating Expenses and the actual year-to-date average daily net assets of the Fund attributable to such Class. If at that time the actual year-to-date Class Operating Expenses (net of any fee waiver or reduction) exceed the year-to-date portion of the applicable Class


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     Operating Expense Limit, the Investment Manager shall pay to the Fund, for the account of such Class, an amount sufficient to reduce the year-to-date Class Operating Expenses (net of any fee waiver or reduction) to the year-to-date portion of the applicable Class Operating Expense Limit. If at that time the actual year-to-date Class Operating Expenses (net of any fee waiver or reduction) are less than the year-to-date portion of the applicable Class Operating Expense Limit, the Fund, on behalf of such Class, shall repay to the Investment Manager and/or to the Transfer Agent previously paid expense reimbursement amounts and/or fee waivers in an amount such that the year-to-date Class Operating Expenses (net of any remaining amount attributable to fee waiver or reduction) shall be no greater than the year-to-date portion of the applicable Class Operating Expense Limit, provided that the total of such repayments by the Fund shall not exceed the total fee waivers and expense reimbursement previously made by the Investment Manager and the Transfer Agent respectively with respect to such Class for such fiscal year. Any such repayment amount with respect to Class C shall be allocated first to the Investment Manager up to the amount of its expense reimbursement payments (if any) in excess of its investment management fee, second to the Transfer Agent up to the amount of its waiver (if any) of Transfer Agency Fees, and third to the Investment Manager up to the amount of its waiver of investment management fees (if any). Each payment hereunder shall be due no later than 30 days after the end of the relevant fiscal quarter.

     1.4 YEAR-END ADJUSTMENT. Each year, if necessary, within 30 days after the completion of the audit of the Company's financial statements for such fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees and Transfer Agency Fees waived or reduced and other payments remitted by the Investment Manager to the Fund with respect to each Class for such fiscal year shall equal the applicable Class Excess Amount.

     1.5 TERMINATION OF FEE WAIVER AND EXPENSE REIMBURSEMENTS. At any time upon 30 days notice to the Fund, the Investment Manager and/or the Transfer Agent may terminate their respective obligations to make fee waivers and/or pay expense reimbursement payments pursuant to Section 1 hereof.

2    TERM AND TERMINATION OF AGREEMENT.

     This Agreement shall continue in effect for a period of one year from the date of its execution and from year to year thereafter provided such continuance is specifically approved by a majority of the Directors of the Corporation who
(i) are not "interested persons" of the Corporation or any other party to this Agreement, as defined in the Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Directors"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon 90 days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Fund, such action shall be authorized by resolution of a majority of the Non-Interested Directors of the Corporation or a vote of a majority of the outstanding voting securities of the Fund.


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3    MISCELLANEOUS.

     3.1 NOTICES. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, (a) if to the Investment Manager, to Pacific Global Investment Management Company, 206 North Jackson Street, Suite 201, Glendale, CA 91206, (b) if to the Transfer Agent, to Pacific Global Investors Services, Inc., 206 North Jackson Street, Suite 201, Glendale, CA 91206, and (c) if to the Corporation, at the foregoing office of the Investment Manager.

     3.2 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     3.3 INTERPRETATION. Nothing herein contained shall be deemed to require the Fund or the Corporation to take any action contrary to the its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Corporation or the Fund.

     3.4 DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement, shall have the same meaning as and be resolved by reference to such Agreement.

     3.5 GOVERNING LAW. Except insofar as the 1940 Act or other federal laws or regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Maryland.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


ATTEST:                            PACIFIC GLOBAL FUND, INC.
                                   d/b/a PACIFIC ADVISORS FUND INC.
                                   ON BEHALF OF THE GROWTH FUND


                                   By:
----------------------------------    ----------------------------------
Secretary

ATTEST:                            PACIFIC GLOBAL INVESTMENT
                                   MANAGEMENT COMPANY



                                   By:
----------------------------------    ----------------------------------
Secretary

ATTEST:                            PACIFIC GLOBAL INVESTORS
                                   SERVICES, INC.



                                   By:
----------------------------------    ----------------------------------
Secretary

40597




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